Exhibit 99.1

Definitive Healthcare Announces Changes to Board of Directors

Sastry Chilukuri joins Board of Directors and Randy Winn departs

FRAMINGHAM, MA – October 3, 2022 – Definitive Healthcare Corp. (Nasdaq: DH), an industry leader in healthcare commercial intelligence, today announced two changes to its Board of Directors. On September 30, 2022, Sastry Chilukuri, who currently serves as co-chief executive officer of Medidata, a Dassault Systèmes company, joined the Board of Directors and the audit committee of the Board, while Randy Winn, managing director of 22C Capital, stepped down from the Board of Directors.

“We are thrilled to welcome Sastry Chilukuri to the Definitive Healthcare Board of Directors,” said Robert Musslewhite, CEO of Definitive Healthcare. “Sastry brings a wealth of knowledge and experience in the pharmaceutical, biotech, and medical device industries. Sastry will be a valuable resource for our entire leadership team as we continue to expand our presence in the life sciences industry.”

Chilukuri was named co-CEO of Medidata in 2021. Chilukuri is also the Founder & President of Acorn AI, Medidata’s Data Science business. Chilukuri brings more than 22 years of expertise in healthcare technology. Before joining Medidata, Chilukuri was a partner at McKinsey & Company, where he worked for 12 years advising biopharma, medical device, technology, private equity, and public sector clients around the world. Prior to that, he worked for GE Healthcare in software engineering, product development, and operations. His perspectives have been widely disseminated, including conferences, media, and numerous publications on McKinsey Insights.

Chilukuri holds a Master of Business Administration from the Kellogg School of Management at Northwestern University, a Master of Science from The Ohio State University, and a Bachelor of Technology (B. Tech) from the Indian Institute of Technology (BHU) in Varanasi, India.

“I’m excited to join the Definitive Healthcare Board of Directors,” said Chilukuri. “The market for healthcare commercial intelligence is large and continuing to grow. Definitive Healthcare’s innovative SaaS platform, combined with their game-changing analytics for the life sciences industries, has them perfectly positioned to be an industry leader in this important market. I look forward to bringing my decades of experience in life sciences to the team.”

Winn had served on the Definitive Healthcare Board of Directors since 2019.

“Randy has been a great partner to me and the Definitive Healthcare leadership team during his three years on the board,” said Jason Krantz, Founder and Executive Chairman of Definitive Healthcare. “Randy has not only been instrumental in helping Definitive Healthcare grow to the more than 3,000 customers that we have today, but also provided insightful guidance throughout our IPO process last year. On behalf of the entire Definitive Healthcare family, I want to thank him for his service.”

About Definitive Healthcare

At Definitive Healthcare, our passion is to transform data, analytics and expertise into healthcare commercial intelligence. We help clients uncover the right markets, opportunities and people, so they can shape tomorrow’s healthcare industry. Our SaaS platform creates new paths to commercial success in the healthcare market, so companies can identify where to go next. Learn more at definitivehc.com.

Forward-Looking Statements

This press release includes forward-looking statements, which are provided under the “safe harbor” protection of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by words or phrases written in the future tense and/or preceded by words such as “likely,” “should,” “may,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” or similar words or variations thereof, or the negative thereof, references to future periods, or by the inclusion of forecasts or projections, but these terms are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding our outlook, continued growth, and related plans, goals and objectives.

Forward-looking statements in this press release are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following: an outbreak of disease, global or localized health pandemic or epidemic, or the fear of such an event (such as the COVID-19 global pandemic), including the global economic uncertainty and measures taken in response; the short- and long-term effects of the COVID-19 global pandemic, including the pace of recovery or any future resurgence; the ongoing hostility between Russia and Ukraine and the related geopolitical tension and impact on macroeconomic conditions; the impact of inflation and rising interest rates; our inability to generate substantially all of our revenue and cash flows from sales of subscriptions to our platform and any decline in demand for our platform and the data we offer; the competitiveness of the market in which we operate and our ability to compete effectively; the failure to maintain and improve our platform, or develop new modules or insights for healthcare commercial intelligence; the inability to obtain and maintain accurate, comprehensive or reliable data, which could result in reduced demand for our platform; the risk that our recent growth rates may not be indicative of our future growth; the inability to achieve or sustain profitability in the future compared to historical levels as we increase investments in our business; the loss of our access to our data providers; the failure to respond to advances in healthcare commercial intelligence; an inability to attract new customers and expand subscriptions of current customers; the risk of cyber-attacks and security vulnerabilities; litigation, investigations or other legal, governmental or regulatory actions; and the possibility that our security measures are breached or unauthorized access to data is otherwise obtained.

Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements.

For additional discussion of factors that could impact our operational and financial results, refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other subsequent SEC filings, which are or will be available on the Investor Relations page of our website at ir .definitivehc.com and on the SEC website at www.sec.gov.

All information in this press release speaks only as of the date on which it is made. We undertake no obligation to publicly update this information, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Relations Contact:

Brian Denyeau

ICR for Definitive Healthcare

brian.denyeau@icrinc.com

646-277-1251

Media Contacts:

Danielle Johns

djohns@definitivehc.com

Highwire PR

definitivehealthcare@highwirepr.com

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